Exhibit 99.2

April 7, 2014

ChyronHego to Acquire Majority Stake in Norway's ZXY Sport Tracking AS

ZXY's Leading Sports Tracking Transponder Technology to Boost ChyronHego's TRACAB(TM) Real-Time Player Tracking Offering

LAS VEGAS, NV -- (Marketwired) -- 04/07/14 -- Visit ChyronHego at NAB Show 2014, Booth SL1110 -- ChyronHego (NASDAQ: CHYR) today announced that the company has signed a contract to acquire the majority stake in ZXY Sport Tracking AS, a Norwegian-based provider of industry-leading sports tracking solutions. Upon completion of the acquisition, ChyronHego will expand its award-winning TRACAB™ player tracking product portfolio with ZXY's cutting-edge transponder technology.

"ZXY Sport Tracking offers powerful sports analysis technology that will further strengthen our products in this space," said Johan Apel, president and chief executive officer at ChyronHego. "In addition to enhancing our TRACAB product portfolio, ZXY's technology will extend our sports analysis offerings across both the sports broadcast and professional sports markets."

"This is a perfect fit for ZXY," said Rolf Olstad, chief executive officer at ZXY. "The ZXY technology and product, as well as ChyronHego's TRACAB system, have been developed for the real-time delivery of extensive performance data. The potential in combining the technologies are immense and we are thrilled to be part of this transformation moving forward."

ZXY's proprietary technology for transponder-based tracking detects the exact position of all objects within a stadium or training facility in true real-time. Players wear a data chip that transmits positions and other essential data such as heart rates, speeds and the impact from collisions. The system has been used in soccer, American football and ice hockey, and is now being adapted for many other indoor and outdoor sports.

The ZXY sports tracking technology will be on display during NAB Show at ChyronHego's booth, SL1110. For more information about ZXY Sport Tracking, please visit www.zxy.no.

About ZXY Sport Tracking AS

By the launch of the third generation of its fully automatic transponder-based tracking system, ZXY Sport Tracking AS has demonstrated groundbreaking precision in the real-time capturing of positional and physiological measures of players in both the training and game environment. ZXY's proprietary transponder system is built on industrial grade international award-winning sensor technologies developed by the in-house R&D team. ZXY Sport Tracking AS is a privately held company based in Trondheim, Norway. For more information, visit www.zxy.no.

About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a wide range of products and services for live television, news and sports production. Joining forces in 2013 with over 80 years of combined industry expertise, Chyron and Hego Group offer award-winning solutions -- such as the TRACAB™ player tracking system and the end-to-end BlueNet™ graphics workflow -- under the collective ChyronHego brand. Headquartered in Melville, N.Y., the company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden, and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

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ChyronHego PR Contact:

Allyson Patanella

Public Relations Manager

Tel: +1 (631) 845-2102

Email: allyson.patanella@chyronhego.com

Source: ChyronHego

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